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                       Heller Financial, Inc. Announces
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         Dividend Declarations for Class A and B Common Stocks and for
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                      Series A, C and D Preferred Stocks
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     (Chicago, IL, April 23, 1999) --Heller Financial, Inc. (NYSE: HF) today declared dividends on its two classes of common stock, Class A Common Stock (which was issued in May, 1998 and is held publicly) and Class B (all of which is held of record by Fuji America Holdings, Inc.), and on three of the Company's preferred stocks, Cumulative Perpetual Senior Preferred Stock, Series A, Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, and Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D.

     The Company declared a quarterly dividend of $0.09 on each outstanding share of its Class A Common Stock and Class B Common Stock, payable on May 17, 1999 to the holders of record thereof on May 3, 1999. In total, approximately 90,000,000 shares of Class A and Class B Common stock are outstanding.

     The Company declared a quarterly dividend of $0.5078125 on each share of the 5,000,000 outstanding shares of the Cumulative Perpetual Senior Preferred Stock, Series A, payable on May 15, 1999 to the holders of record thereof on May 3, 1999.

     The Company declared a quarterly dividend of $1.67175 on each share of the 1,500,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, payable on May 15, 1999 to the holders of record thereof on May 3, 1999.

     The Company also declared in initial dividend of $1.7375 on each share of the 1,250,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D, payable on May 15, 1999 to the holders of record thereof on May 3, 1999.

     Heller Financial, Inc. is a worldwide commercial finance company. Heller provides its middle-market and small business clients with equipment financing and leasing, factoring and working capital loans, collateral-based financing, cash flow financing, real estate financing and small business lending. The Company also operates through joint venture and wholly-owned companies located in 20 countries in Europe, Asia, Australia and Latin America. These companies specialize in factoring, collateral-based financing, acquisition financing, leasing, vendor financing and trade finance.


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